Exhibit 10.59

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of August 13, 2010 (the “Effective Date”) between SILICON VALLEY BANK, a California banking corporation (“Bank”), and U.S. AUTO PARTS NETWORK, INC., a Delaware corporation (“USAPN”), AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC., a Delaware corporation (“ASAP”), GO FIDO, INC., a Delaware corporation (“Go Fido”), PARTS BIN, INC., a Delaware corporation (“Parts Bin”), LOBO MARKETING, INC., a Texas corporation (“Lobo”), WHITNEY AUTOMOTIVE GROUP, INC., a Delaware corporation (“Whitney”), VALUE SOLUTIONS, INC., a Delaware corporation (“Value”), PRIVATE LABEL PARTS, INC., a Delaware corporation (“Private Label”), PACIFIC 3PL, INC., a Delaware corporation (“Pacific”), AUTOMD, INC., a Delaware corporation (“AutoMD”), and LOCAL BODY SHOPS, INC., a Delaware corporation (“Local Body Shops” and with USAPN, ASAP, Go Fido, Parts Bin, Lobo, Whitney, Value, Private Label, Pacific, and AutoMD, each a “Borrower” and collectively, the “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.	LOAN AND TERMS OF PAYMENT

2.1.              Promise to Pay.    Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1.	Revolving Advances.

(a)        Availability.    Subject to the terms and conditions of this Agreement, Bank shall make Advances to Borrower of at least $100,000 but in any event not to exceed the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)        Termination; Repayment.    The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. In addition, at Borrower’s option, so long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to terminate the Revolving Line without penalty or premium, provided Borrower (i) provides written notice to Bank of its election to terminate the Revolving Line at least fifteen (15) days prior to such termination, and (ii) pays, on the date of the termination (A) all accrued and unpaid interest with respect to the Revolving Line through the date of termination; (B) all remaining unpaid principal amount owing on the Revolving Line as of the termination date; and (C) all other sums, if any, that shall have become due and payable hereunder with respect to the Revolving Line. In addition, at Borrower’s option, so long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to permanently reduce the Revolving Line in part from time to time in minimum increments of $1,000,000, without penalty or premium, provided Borrower (i) provides written notice to Bank of its election to so reduce the Revolving Line at least fifteen (15) days prior to such reduction, and (ii) pays, on the date of the reduction (A) the amount, if any, by which the aggregate principal amount of the Advances then outstanding plus the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve exceed the Revolving Line as so reduced; (B) all accrued and unpaid interest on such excess amount through the date of reduction; and (C) all other sums, if any, that shall have become due and payable hereunder with respect to such excess amount.

2.1.2.	Letters of Credit Sublimit.

(a)              As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Four Million Dollars ($4,000,000).

(b)               If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto except for Bank’s gross negligence or wilful misconduct.

(c)               The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d)               Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e)               To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3.	Term Loan.

(a)               Availability.    Bank shall make one (1) term loan available to Borrower in an amount up to the Term Loan Amount on the Effective Date subject to the satisfaction of the terms and conditions of this Agreement.

(b)               Repayment.    Borrower shall repay the Term Loan in (i) sixteen (16) quarterly installments of principal as follows: (i) $1,000,000 from September 30, 2010 through June 30, 2011; $1,562,500 from September 30, 2011 through June 30, 2013; $1,875,000 from September 30, 2013 through March 31, 2014; and $2,125,000 on June 30, 2014, plus (ii) quarterly payments of accrued interest (the “Term Loan Payment”). Beginning on September 30, 2010, each Term Loan Payment shall be payable on the last day of each quarter. Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Once repaid, the Term Loan may not be reborrowed.

(c)               Prepayment.     At Borrower’s option, so long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to prepay all or any portion of the outstanding principal balance of the Term Loan, provided Borrower (a) provides written notice to Bank of its election to prepay the Term Loan at least fifteen (15) days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all accrued and unpaid interest with respect to the portion of the Term Loan being prepaid through the date the prepayment is made; (ii) the principal amount to be prepaid; (iii) a premium equal to the Make-Whole Premium, calculated with respect to the principal amount to be prepaid; and (iv) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan. Prepayments shall be applied to the Term Loan Payments in reverse chronological order.

2.2.              Overadvances.     If, at any time, the outstanding principal amount of any Advances exceeds the Revolving Line, Borrower shall immediately pay to Bank in cash such excess.

2.3.	Payment of Interest on the Credit Extensions.

(a)              Each Loan shall, at Borrower’s option, in accordance with the terms of this Agreement, be either in the form of a Prime Rate Loan or a LIBOR Loan; provided that in no event shall Borrower maintain at any time LIBOR Loans having more than two (2) different Interest Periods.

(b)               Interest; Payment.     Subject to Section 2.3(c), each Loan bears interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a floating rate per annum equal to (i) for Prime Rate Loans, the Prime Rate plus the applicable Prime Rate Margin and (ii) for LIBOR Loans, the LIBOR Rate plus the applicable LIBOR Rate Margin. On and after the expiration of any Interest Period applicable to any LIBOR Loan outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the effective amount of such LIBOR Loan shall, during the continuance of such Event of Default or after acceleration, bear interest at the rate applicable to Default Rate (calculated based on the Prime Rate). Pursuant to the terms hereof, interest on each Loan shall be paid in arrears on each Interest Payment Date, and in any event at least quarterly. Interest shall also be paid on the date of any prepayment of any Loan pursuant to this Agreement for the portion of any Loan so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Loans shall be due and payable on the Maturity Date.

(c)              Default Rate.    Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank

(d)              Prime Rate Loans.    Each change in the interest rate of the Prime Rate Loans based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.

(e)              LIBOR Loans.    The interest rate applicable to each LIBOR Loan shall be determined in accordance with Section 3.7(a) hereunder. Subject to Sections 3.7 and 3.8, such rate shall apply during the entire Interest Period applicable to such LIBOR Loan, and interest calculated thereon shall be payable in accordance with Section 2.3(b).

(f)              Adjustment to Prime Rate Margin and LIBOR Rate Margin.

(i)              The LIBOR Rate Margin applicable to LIBOR Loans and the Prime Rate Margin applicable to Prime Rate Loans shall be determined on the basis of Borrower’s most recent quarterly Maximum Funded Debt Ratio, as reported to Bank in Borrower’s financial statements provided pursuant to Sections 6.2(a) and 6.2(b), and such LIBOR Rate Margin and Prime Rate Margin shall be adjusted, as applicable, promptly upon each receipt of such financial statements; provided that the Maximum Funded Debt Ratio shall be deemed to be greater than 1.5:1.00 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of Bank if Borrower fails to deliver the financial statements required to be delivered by it pursuant to Sections 6.2(a) and 6.2(b), during the period from the expiration of the time for delivery thereof until such financial statements are delivered.

(ii)              Borrower hereby agrees that if at any time after receipt by Bank of any financial statements required to be delivered hereunder, Bank determines in its reasonable discretion that an unjustified reduction in the LIBOR Rate Margin and Prime Rate Margin, as applicable, has been granted to Borrower, Borrower shall pay upon demand therefor (and in no event later than the Business Day immediately succeeding the date such demand is made) an amount equal to the difference between (i) the interest amount that should have been paid by Borrower for such period but for such unjustified reduction in the LIBOR Rate Margin and Prime Rate Margin, as applicable, and (ii) the interest amount actually paid by Borrower for such period.

(g)              Computation; 360-Day Year.    In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(h)              Debit of Accounts.    Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

2.4.               Fees.    Borrower shall pay to Bank:

(a)              Good Faith Deposit.    On or prior to the Effective Date, a fully earned, non-refundable good faith deposit equal to $25,000 (receipt of which Bank acknowledges as of the Effective Date). Bank will apply the good faith deposit to the Bank Expenses. Any amount of the good faith deposit not so applied to Bank Expenses will be applied to the commitment fee described in Section 2.4(a).

(b)              Commitment Fee.    A fully earned, non-refundable commitment fee of $100,000 for the Revolving Line and $250,000 for the Term Loan, on the Effective Date; and

(c)              Letter of Credit Fee.    Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, including, without limitation, a letter of credit fee of one and a half percent (1.50%) per annum of the Dollar Equivalent of the face amount of each Letter of Credit issued, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;

(d)              Unused Revolving Line Facility Fee.    A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to 0.375% per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;

(e)              Make-Whole Premium.    The Make-Whole Premium when due pursuant to the terms of Section 2.1.3(c); and

(f)              Bank Expenses.    All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement incurred through and after the Effective Date, when due.

2.5.               Payments; Application of Payments.

(a)              All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)              Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3.	CONDITIONS OF LOANS

3.1.              Conditions Precedent to Initial Credit Extension.    Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)              duly executed original signatures to the Loan Documents;

(b)              duly executed original signatures to the Control Agreements;

(c)              Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of Borrower State as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)              duly executed original signatures to the completed Borrowing Resolutions for each Borrower;

(e)              certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f)              the Perfection Certificate of Borrower, together with the duly executed original signatures thereto;

(g)              a landlord’s consent and bailee agreements in favor of Bank for all locations listed on the Perfection Certificate except as provided in Section 3.3(c), together with the duly executed original signatures thereto;

(h)              executed legal opinion of Cooley LLP, counsel to Borrower, in a form reasonably satisfactory to Bank;

(i)              evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(j)              Whitney Stock Purchase, etc.    The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to Bank:

(i)              the Whitney Stock Purchase shall be consummated in accordance with applicable law and the Whitney Stock Purchase Agreement;

(ii)              all conditions to the consummation of the Whitney Stock Purchase set forth in the Whitney Stock Purchase Documentation shall have been satisfied;

(iii)              Bank shall have received a fully executed Whitney Stock Purchase Agreement certified by a Responsible Officer to be a true and complete copy of the Whitney Stock Purchase Agreement;

(iv)              subject to the adjustment set forth in Section 2.3 and Section 2.4 of the Whitney Stock Purchase Agreement, the aggregate consideration paid to the Whitney Sellers in connection with the Whitney

Stock Purchase shall not exceed the Purchase Price as defined in the Whitney Stock Purchase Agreement existing as of the date hereof;

(v)              Bank shall have received satisfactory evidence that (i) the Revolving Credit, Term Loan, Guaranty and Security Agreement dated as of May 14, 2009, among Whitney, Value Solutions, ASAP, the lenders party thereto and PNC Bank, N.A., and all documents and agreements executed in connection therewith, shall have been terminated and all amounts thereunder shall have been paid in full; (ii) the Second Amended and Restated Subordinated Promissory Note, dated as of May 14, 2009, by Whitney in favor of John Milos and all documents and agreements executed in connection therwith, shall have been terminated and all amounts thereunder shall have been paid in full; and (iii) satisfactory arrangements shall have been made for the termination of all Liens, if any, granted in connection with the foregoing subsections (i) and (ii).

(k)              Approvals.     Except for the Governmental Approvals described in Schedule 3.1(j), all Governmental Approvals and consents and approvals of, or notices to, any other Person required in connection with the Whitney Stock Purchase, the execution and performance of the Loan Documents, the continuing operations of each Borrower, the operations of each Borrower as expected to result from the Whitney Stock Purchase and the other transactions contemplated hereby shall have been obtained and are in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose burdensome conditions on the Whitney Stock Purchase or the financing contemplated hereby.

(l)               payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2.              Conditions Precedent to all Credit Extensions.    Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)               for Advances, timely receipt of an executed Notice of Borrowing;

(b)               the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)               in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3.               Post-Closing Conditions.    Bank shall have received, in form and substance satisfactory to Bank:

(a)               within 45 days after the Effective Date, delivery of the Philippines Pledge Agreement;

(b)               within 30 days after the Effective Date, delivery of (i) duly executed original signatures to the Control Agreements or (ii) evidence of termination, in each case, with respect to (x) Whitney’s accounts at La Salle State Bank, National City Bank and Bank of America and (z) USAPN’s accounts at Merrill Lynch;

(c)               within 30 days after the Effective Date, delivery of landlord’s consent, bailee or customs broker agreements, as applicable, in form and substance reasonably acceptable to Bank for the following locations: (i) 2601 Indian River Rd. 100, Chesapeake, VA 23325, (ii) 1008-C White Creek Pile, Nashville, TN 37207, (iii) 111 E Wacker Dr., Suite 3000, Chicago, IL 6060, (iv) 17820 East Pleasant Valley Road, Independence, OH 44131, and

(v) Carmichael International Service (P.O. Box 51025, Los Angeles, CA 90051), together with the duly executed original signatures thereto;

(d)              within 5 Business Days after the Effective Date, delivery of original stock certificates for (i) ASAP, (ii) Whitney and (iii) Value, in each case, containing the current legal name of the owner of such certificate;

(e)              within 15 days, deliver a payment direction notice to all merchant credit card service providers, in form and substance reasonably acceptable to Bank;

(f)              within 30 days after the Effective Date, terminate (i) Whitney’s cash collateral account no. 196039957830 at PNC Bank, National Association and (ii) USAPN’s cash collateral accounts at Bank of America securing letters of credit; and

(g)              within 60 days after the Effective Date, the completion of the Initial Audit.

3.4.               Covenant to Deliver.    Except as otherwise provided in Section 3.3, Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.5.              Procedures for Borrowing.

(a)              Advances.

(i)              Subject to the prior satisfaction of all other applicable conditions to the making of Loan set forth in this Agreement, each Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Loans are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Loans, and (ii) on the requested Funding Date, in the case of Prime Rate Loans, specifying: (1) the amount of the Loan; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Loans or Prime Rate Loans; and (4) the duration of the Interest Period applicable to any such LIBOR Loans included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Loan comprised of LIBOR Loans, such Interest Period shall be one (1) month.

(ii)              The proceeds of all such Loans will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing.

3.6.              Conversion and Continuation Elections

(a)              So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Loans, Borrower may, upon irrevocable written notice to Bank:

(i)               elect to convert on any Business Day, Prime Rate Loans into LIBOR Loans;

(ii)              elect to continue on any Interest Payment Date any LIBOR Loans maturing on such Interest Payment Date; or

(iii)              elect to convert on any Interest Payment Date any LIBOR Loans maturing on such Interest Payment Date into Prime Rate Loans.

(b)              Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Loans are to be converted into or continued as LIBOR Loans; and (ii) on the Conversion Date, if any Loans are to be converted into Prime Rate Loans, in each case specifying the:

(i)              proposed Conversion Date or Continuation Date;

(ii)              aggregate amount of the Loans to be converted or continued;

(iii)              nature of the proposed conversion or continuation; and

(iv)              duration of the requested Interest Period.

(c)              If upon the expiration of any Interest Period applicable to any LIBOR Loans, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Loans, Borrower shall be deemed to have elected to convert such LIBOR Loans into Prime Rate Loans.

(d)              Any LIBOR Loans shall, at Bank’s option, convert into Prime Rate Loans in the event that (i) an Event of Default shall exist, or (ii) the aggregate principal amount of Advances that are Prime Rate Loans which have been previously converted to LIBOR Loans, or the aggregate principal amount of existing Advances that are LIBOR Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Loans to Prime Rate Loans pursuant to this Section 3.6(d).

(e)              Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Loans, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Loans.

3.7.              Special Provisions Governing LIBOR Loans.    Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

(a)              Determination of Applicable Interest Rate.    As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b)              Inability to Determine Applicable Interest Rate.    In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loan, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loan on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c)              Compensation for Breakage or Non-Commencement of Interest Periods.    Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all losses, expenses, unrealized gains and liabilities (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Loans, any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds, and, in the case of complete or partial principal payments or conversions of LIBOR Loans prior to the last day of the applicable Interest Period, any amount by which (A) the additional interest which would have been payable on the amount so prepaid or converted had it not been paid or converted until the last day of the applicable Interest Period exceeds (B) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so paid or converted and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion), if any, that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Loans due to impracticability or illegality under Sections 3.8(c) and 3.8(d)) a borrowing or a conversion to or continuation of any LIBOR Loan does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if for any reason (including voluntary or mandatory prepayment or acceleration) any complete or partial principal payment or any conversion of any of Borrower’s LIBOR Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan. Bank’s determination as to such amount shall be conclusive absent manifest error.

(d)              Assumptions Concerning Funding of LIBOR Loans.    Calculation of all amounts payable to Bank under this Section 3.7 and under Section 3.8 shall be made as though Bank had actually funded each of its relevant LIBOR Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.7 and under Section 3.8.

(e)              LIBOR Loans After Default.    After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have a Loan be made or continued as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for such Loan and (ii) subject to the provisions of Section 3.7(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Loans referred to therein as Prime Rate Loans.

3.8.              Additional Requirements/Provisions Regarding LIBOR Loans.

(a)              Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Loans relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)              changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii)              imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Loans or any deposits referred to in the definition of LIBOR); or

(iii)              imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.8(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.8(a). Determinations and allocations by Bank for purposes of this Section 3.8(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Loans, of making or maintaining LIBOR Loans, or on amounts receivable by it in respect of LIBOR Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(b)               If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.8(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(c)               If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Loans, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Loans shall terminate; provided, however, (i) LIBOR Loans shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Loans; and (ii) provided that existing LIBOR Loans shall continue in full force and effect.

(d)               If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Loans, or to perform its obligations hereunder, upon demand by Bank, Borrower shall either convert any outstanding LIBOR Loans into or continue any outstanding LIBOR Loans as Prime Rate Loans or prepay the LIBOR Loans in full with accrued interest thereon and all other amounts then due and payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(c)(ii)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.7(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Loan or by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

4.	CREATION OF SECURITY INTEREST

4.1.               Grant of Security Interest.     Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2.              Priority of Security Interest.    Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement) in the Collateral (except for (i) Borrower’s deposit accounts to the extent provided in Sections 3.3(b) and 3.3(f) and Borrower’s Bank of America disbursements account no. 1459060201 for so long as Bank of America refuses to enter into a control agreement with respect to such account, (ii) motor vehicles with aggregate value not in excess of $50,000, (iii) money, and (iv) policies of insurance). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.3.              Authorization to File Financing Statements.    Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, not permitted hereby shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1.              Due Organization, Authorization; Power and Authority.    Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as noted on the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). Bank hereby agrees that the Perfection Certificate shall be deemed to be updated to reflect information provided in any notice delivered by Borrower to Bank pursuant to Section 7.2 below. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b)) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2.              Collateral.     Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein (and upon delivery of such notice and taking such action, the Perfection Certificate will be deemed to be updated with the information contained in such notice). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate and updated pursuant to Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2 (other than immaterial amounts of Collateral used by employees of Borrower at off-site locations).

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, (c) Intellectual Property licensed by vendors to Borrower with respect to the display of products on Borrower’s website; and (d) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, except as noted on the Perfection Certificate, no claim has been made that any part of the Intellectual Property that Borrower owns or purports to own violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3.              Litigation.     Except as noted on the Perfection Certificate (as the same may be updated from time to time subject to Bank’s approval), there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).

5.4.              Financial Statements; Financial Condition.    All consolidated financial statements for USAPN and its Subsidiaries delivered to Bank fairly present in all material respects USAPN’s consolidated financial condition and USAPN’s consolidated results of operations. There has not been any material deterioration in USAPN’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5.              Solvency.     The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6.              Regulatory Compliance.    Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets have been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted except where failure to obtain or make such consents, declarations, filings or notices would not reasonably be expected to have a material adverse effect on Borrower’s business.

5.7.              Subsidiaries; Investments.    Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8.              Tax Returns and Payments; Pension Contributions.    Borrower has timely filed or has obtained extensions for filing all required tax returns and reports, except as noted on the Perfection Certificate, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Except as noted on the Perfection Certificate, Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9.              Use of Proceeds.    Borrower shall use the proceeds of the Credit Extensions solely for acquisitions permitted hereunder, as working capital, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10.              Full Disclosure.    No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results). As of the date hereof, (i) the representations and warranties of USAPN and Go Fido contained in the Whitney Stock Purchase Documentation are true and correct in all material respects and all conditions to the consummation of the Whitney Stock Purchase set forth in the Whitney Stock Purchase Documentation have been satisfied and (ii) to the best knowledge of USAPN and Go Fido, the representations and warranties of ASAP, Whitney, and Value contained in the Whitney Stock Purchase Documentation are true and correct in all material respects. There is no fact known to any Borrower that could reasonably be expected to cause a Material Adverse Change that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to Bank for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.11.              Certain Documents.    Borrower has delivered to Bank a complete and correct copy of the Whitney Stock Purchase Documentation, including any amendments, supplements or modifications with respect to any of the foregoing.

5.12.              Definition of “Knowledge.”    For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6.	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1.              Government Compliance.

(a)        Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations; provided, that the legal existence of any Subsidiary that is not a Borrower or a Guarantor may be terminated or permitted to lapse, and any qualification of such Subsidiary to do business may be terminated or permitted to lapse, if, in the good faith judgment of Borrower, such termination or lapse is in the best interests of Borrower and its Subsidiaries, taken as a whole; provided further that this Section 6.1(a) shall not be construed to prohibit any other transaction that is otherwise expressly permitted in Section 7 of this Agreement. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.

(b)        Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2.              Financial Statements, Reports, Certificates.    Deliver to Bank:

(a)        Quarterly Financial Statements.    As soon as available, but no later than forty-five (45) days after the last day of each of the first three quarters of USAPN’s fiscal year, company prepared (i) consolidated and consolidating financial statements (balance sheet, income statement and statement of cash flows) for USAPN and its Subsidiaries prepared under GAAP, consistently applied, and (ii) aged listings of accounts receivable and accounts payable (by invoice date), in each case, certified by a Responsible Officer and in a form acceptable to Bank;

(b)        Annual Audited Financial Statements.    As soon as available, but no later than ninety (90) days after the last day of USAPN’s fiscal year, audited consolidated and consolidating financial statements prepared under GAAP for USAPN and its Subsidiaries, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(c)        Compliance Certificates.    Concurrently with the delivery of any financial statements pursuant to clauses (a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such period, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;

(d)        Other Statements.    Within five (5) days of delivery, copies of all statements, reports and notices generally made available to Borrower’s security holders or to any holders of Subordinated Debt;

(e)        SEC Filings.    Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

As to any information contained in the materials furnished pursuant to this clause (e), Borrower shall not be required separately to furnish such information under clauses (a) and (b), but the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in such clauses (a) and (b) at the times specified therein; provided, that Borrower shall provide paper copies to Bank of the Compliance Certificates required by Section 6.2(c).

(f)        Annual Financial Projections.    Not later than January 30 of each calendar year, annual financial projections for that fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(g)        Legal Action Notice.    A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more;

(h)        Intellectual Property Notice.    Prompt written notice of (i) any material change in the composition of Borrower’s Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not shown in the IP Security Agreement, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of Borrower’s Intellectual Property; and

(i)        Other Financial Information.    Budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

6.3.              Inventory; Returns.    Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of any return, recovery, dispute or claim that involves more than Five Hundred Thousand Dollars ($500,000).

6.4.              Taxes; Pensions.    Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports or extensions therefor and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5.              Insurance.     Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole loss payee and waive subrogation against Bank. All liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least thirty (30) days notice before canceling, amending, or declining to renew its policy, except in the case of non-payment which shall only require ten (10) days notice. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6.              Operating Accounts.

(a)        Within seventy-five (75) days after the Effective Date, maintain its primary operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates which accounts shall represent at least 85% of the dollar value of Borrower’s accounts at all financial institutions.

(b)        Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such. Bank agrees not to place a “hold” or deliver a notice of exclusive control, entitlement order, or other similar directions or instructions under any Control Agreement or similar agreements providing control of any Collateral unless an Event of Default has occurred and is continuing hereunder.

6.7.              Financial Covenants.    Maintain as of the last day of each quarter on a consolidated basis with respect to USAPN and its Subsidiaries:

(a)        Maximum Funded Debt to Consolidated EBITDA.    A ratio of aggregate Credit Extensions outstanding to trailing 12 month Consolidated EBITDA (“Maximum Funded Debt Ratio”) of not greater than the following:

Period	Maximum Funded Debt to EBITDA

Effective Date through September 30, 2010	2.25:1.00

December 31, 2010 through June 30, 2011	2.0:1.00

September 30, 2011 through June 30, 2012	1.5:1.00

Thereafter	1.0:1.00

(b)        Liquidity.    Unrestricted cash and Cash Equivalents minus outstanding Advances of at least $7,500,000.

(c)        Consolidated Fixed Charge Coverage Ratio.    A Consolidated Fixed Charge Coverage Ratio, measured as of the last day of each fiscal quarter, for the period set forth below of not less than the ratio set forth below opposite such period:

Period	Fixed Charge Coverage Ratio

For the two quarter period ending December 31, 2010	1.10:1.00

For the three quarter period ending March 31, 2011	1.25:1.00

For the four quarter periods ending June 30, 2011, September 30, 2011 and December 31, 2011	1.25:1.00

For the four quarter period ending each quarter thereafter	1.50:1.00

Notwithstanding the forgoing, the covenants in this Section 6.7 are subject to adjustment should the Initial Audit reveal material adverse derivations in Borrower’s financial position as compared to Borrower’s financial position based on information provided to Bank on or before the Effective Date.

6.8.              Protection and Registration of Intellectual Property Rights.

(a)        Protect, defend and maintain the validity and enforceability of its Intellectual Property material to Borrower’s business; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property material to Borrower’s business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent unless Borrower shall reasonably determine that any Intellectual Property is not of material value or has no business value and such abandonment, forfeiture or dedication would not result in a Material Adverse Change.

(b)        If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall within ten (10) days provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

(c)        Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).

6.9.              Litigation Cooperation.    From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10.              Reserved.

6.11.              Reserved.

6.12.              Access to Collateral; Books and Records.    Allow Bank, or its agents, at reasonable times, on two (2) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.13.              Formation or Acquisition of Subsidiaries.    At the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall (a) cause such new Subsidiary to provide to Bank a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new

Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank (provided that opinions of counsel shall not be required in the case of newly formed Subsidiaries or acquired Subsidiaries where the purchase price is less than $1,000,000), which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above; provided, that, if a Subsidiary that is so formed or acquired is a Foreign Subsidiary and if Administrative Borrower can reasonably demonstrate to Bank that causing such Foreign Subsidiary to become a co-borrower hereunder, the granting of a Lien in the assets of such Foreign Subsidiary, or the pledge of more than 65% of the voting power of all classes of capital stock of such Foreign Subsidiary would result in a material increase in the tax liability of Borrower (with respect to an acquired Foreign Subsidiary, based on the amount of pre-tax income at the time of such acquisition and the amount of projected pre-tax income), then Borrower shall not be required to cause such Foreign Subsidiary to become a co-borrower hereunder or to grant a Lien in the assets of such Foreign Subsidiary and such pledge (or other appropriate security document) shall be limited to 65% of the voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.

6.14.              Further Assurances.    Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1.              Dispositions.     Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

(a)        Transfers of Inventory in the ordinary course of business;

(b)        Transfers of worn-out or obsolete Equipment;

(c)        Transfers in the ordinary course of business for reasonably equivalent consideration;

(d)        Transfers (i) to Borrower from any of its Subsidiaries; (ii) amongst Borrowers; or (iii) from Borrower or any Guarantor to any Subsidiary that is not a Borrower or Guarantor as permitted by clause (d)(v) of the definition of “Permitted Investments”;

(e)        Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;

(f)        Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(g)        Transfers otherwise expressly permitted by the Loan Documents;

(h)        sales or discounting of delinquent accounts or notes receivables in the ordinary course of business;

(i)        Transfers made in connection with a Permitted Lien;

(j)        Transfers associated with the making or disposition of a Permitted Investment;

(k)        Transfers in connection with an acquisition permitted of a portion of a Person’s assets or rights acquired for reasonably equivalent consideration that otherwise complies with Section 7.3(d); and

(l)        Transfers of assets (other than Accounts and Inventory (unless such Transfer is in the ordinary course of Borrower’s business)) not otherwise permitted in this Section 7.1, provided, that the aggregate book value of all such Transfers by Borrower and its Subsidiaries, together, shall not exceed in any fiscal year, $250,000.

7.2.              Changes in Business; Change in Control; Jurisdiction of Formation.    Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; or permit or suffer any Change in Control. Borrower will not, without prior written notice to Bank: (i) change its jurisdiction of organization, (ii) change its organizational structure or type, or (iii) change its legal name. Within ten (10) Business Days thereof, Borrower shall provide written notice to Bank of: (x) any change of organizational number (if any) assigned by its jurisdiction of organization, and (y) any new offices or business locations, including warehouses or deliver any portion of the Collateral to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate (it being understood that a “bailee” does not include a shipping company or customs broker that ships Borrower’s inventory from overseas locations to the United States). If Borrower intends to deliver any portion of the Collateral to a bailee, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank. Bank agrees not to deliver a notice to a bailee purporting to exercise dominion or control over any Collateral or any other similar direction or instruction under any bailee agreement with Borrower unless an Event of Default has occurred and is continuing hereunder.

7.3.              Mergers or Acquisitions.    Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person, except where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and:

(a)        the Whitney Stock Purchase;

(b)        any Subsidiary may merge or consolidate with (i) Borrower provided that Borrower is the surviving entity, and (ii) one or more other Subsidiaries;

(c)        Borrower or any Subsidiary may acquire, all or substantially all of the capital stock or property of another Subsidiary;

(d)        (i) such acquisition is of a Person or ongoing business engaged in business activities conducted, and whose assets are located, in the United States (or Canada if such acquisition(s) do not exceed $1,000,000 in the aggregate) and in the same line of business of Borrower or any business reasonably related, complementary or incidental thereto or reasonable extensions thereof; (ii) immediately after giving effect to the consummation of the proposed acquisition, the acquired entity will not, on a pro forma basis, have negative Consolidated EBITDA for the next 12-month period based on documentation and projections reasonably satisfactory to Bank; (iii) any Person so acquired becomes a Borrower under this Agreement and satisfies the requirements of Section 6.13; and (iv) the sum of Borrower’s (x) cash plus (y) Cash Equivalents minus (z) Indebtedness outstanding shall be equal to or greater than $10,000,000 immediately after giving effect to the consummation of the proposed acquisition; or

(e)        such merger, consolidation or acquisition is a Transfer otherwise permitted pursuant to Section 7.1.

7.4.              Indebtedness.     Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5.              Encumbrance.     Except for Permitted Liens, create, incur, allow, or suffer any Lien on any of the Collateral or any of Borrower’s real property, or except as permitted by Section 7.1 assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of the Collateral or Borrower’s real property other than (i) the Whitney Easement, (ii) customary non-assignment provisions contained in licenses or sublicenses, and (iii) subsection (c) of the definition of “Permitted Liens”.

7.6.              Maintenance of Collateral Accounts.    Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7.              Distributions; Investments.    (a) Pay any dividends or make any distribution or payment in respect of or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so, other than Permitted Investments.

7.8.              Transactions with Affiliates.    Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) transactions among Borrower and its Subsidiaries and among Borrower’s Subsidiaries so long as no Event of Default exists or could result therefrom; (c) transactions permitted pursuant to the terms of Section 7.3 hereof; (d) Investments permitted under sub-clauses (d), (k) or (l) of the definition of Permitted Investments; (e) equity financings that do not constitute a Change in Control; and (f) debt financings so long as all such Indebtedness is Subordinated Debt.

7.9.              Subordinated Debt.    Make or permit any payment on or amendments of any Subordinated Debt, except (a) payments pursuant to the terms of the Subordinated Debt; (b) payments made with Borrower’s capital stock or other Subordinated Debt; or (c) amendments to Subordinated Debt so long as such Subordinated Debt remains subordinated in right of payment to this Agreement and any Liens securing such Subordinated Debt remain subordinate in priority to Bank’s Lien hereunder to the same extent as originally contemplated by Bank.

7.10.              Compliance.     Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1.              Payment Default.    Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2.              Covenant Default.

(a)        Borrower fails or neglects to perform any obligation in Sections 6.2 (other than subsections (d) or (f) thereof), 6.4, 6.5, 6.6, 6.7, 6.12, 6.13 or violates any covenant in Section 7; or

(b)        Borrower fails or neglects to perform, keep, or observe the obligations set forth in Sections 6.2(d) or 6.2(f) or any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3.              Material Adverse Change. A Material Adverse Change occurs;

8.4.              Attachment; Levy; Restraint on Business.

(a)        (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)        (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5.              Insolvency.     (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6.              Other Agreements.    If (a) Borrower fails to (i) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (ii) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause, or to permit (whether or not exercised), the holder or holders of such Material Indebtedness to accelerate the maturity of such Material Indebtedness or cause, or permit (whether or not exercised), the mandatory repurchase of any Material Indebtedness; or (b) there is a default in any Material Contract that could reasonably be expected to have a material adverse effect on Borrower’s business; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default with respect to such Material Indebtedness or Material Contract shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such default of the cure or waiver of such default, if at the time of such cure or waiver (i) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (ii) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (iii) in connection with any such cure or waiver, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Bank be materially less advantageous to Borrower;

8.7.              Judgments.     One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8.               Misrepresentations.    Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9.              Subordinated Debt.    A default or breach occurs under any subordination agreement, intercreditor agreement, or other similar agreement with Bank and any creditor of Borrower, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10.            Guaranty.     (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 occurs with respect to any Guarantor; or (d) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral; or

8.11.            Philippines Pledge Agreement.    There is a default under the Philippines Pledge Agreement that continues beyond any stated grace or cure period.

9.	BANK’S RIGHTS AND REMEDIES

9.1.              Rights and Remedies.    While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)        declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)        stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)        demand that Borrower (i) deposit cash with Bank in an amount equal to 105% of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)        settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(e)        make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;

(f)        apply to the Obligations (i) any balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g)        ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)        place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i)        demand and receive possession of Borrower’s Books; and

(j)        exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2.              Power of Attorney.    Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3.              Protective Payments.    If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4.              Application of Payments and Proceeds Upon Default.    If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5.              Bank’s Liability for Collateral.    So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6.              No Waiver; Remedies Cumulative.    Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7.              Demand Waiver.    Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable

9.8.              Agent for the Borrowers.    Each Borrower hereby irrevocably appoints USAPN as the borrowing agent and attorney-in-fact for all the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Bank shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Credit Extensions obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Credit Extensions and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. To induce Bank to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Bank and hold Bank harmless against any and all liability, expense, loss or claim of damage or injury, made against Bank by any Borrower or by any third party whosoever, arising from or incurred by reason of Bank’s relying on any instructions of the Administrative Borrower.

9.9.              Borrower Liability.    Each Borrower hereunder shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any other Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any other Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, until payment in full of the Obligations and termination of Bank’s commitment to lend hereunder, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

9.10.              Integrated Group.    The successful operation of each Borrower is dependent on the continued successful performance of the integrated group of Borrowers, such that each Borrower will benefit from any Credit Extensions Bank makes to another Borrower.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Administrative Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Administrative Borrower:
U.S. Auto Parts Network, Inc.
17150 S. Margay Avenue
Carson, CA 90746
Attn: Amy B. Krallman, Vice President Legal and Human Resources

Fax: (310) 735-0553
Email: akrallman@usautoparts.com

If to Bank:	Silicon Valley Bank
15260 Ventura Blvd., Suite 980
Sherman Oaks, CA 91403
Attn: Peter Freyer
Fax: (818) 783-7984
Email: pfreyer@svb.com

11.	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the

Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.	GENERAL PROVISIONS

12.1.            Successors and Assigns.    This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2.            Indemnification.     Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3.            Time of Essence.    Time is of the essence for the performance of all Obligations in this Agreement.

12.4.            Severability of Provisions.    Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5.            Correction of Loan Documents.    Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6.            Amendments in Writing; Waiver; Integration.    No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7.            Counterparts.     This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8.            Survival.     All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9.            Confidentiality.     In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10.            Attorneys’ Fees, Costs and Expenses.    In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11.            Electronic Execution of Documents.    The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12.            Captions.     The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13.            Construction of Agreement.    The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14.            Relationship.     The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15.            Third Parties.    Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13.	DEFINITIONS

13.1.            Definitions.     As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Additional Costs” is defined in Section 3.8(a).

“Administrative Borrower” is defined in Section 9.8.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is the Revolving Line (i) minus the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, and (ii) minus the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Borrower” is defined in the preamble hereof.

“Borrower State” means the respective state under whose laws each Borrower is organized.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit E.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) auction rate securities owned by Borrower on the Effective Date and disclosed in writing to Bank.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing thirty-five percent (35%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of not less than a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Consolidated Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries) by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries.

“Consolidated EBITDA” shall mean for any fiscal period (a) Net Income for such period, plus (b) Consolidated Interest Expense for such period, plus (c) to the extent deducted in the calculation of Net Income, consolidated depreciation expense and amortization expense of USAPN and its Subsidiaries for such period, plus (d) consolidated income tax expense of USAPN and its Subsidiaries for such period, plus (e) other consolidated non-cash charges of USAPN and its Subsidiaries for such period, including but not limited to stock-based compensation and impairment of intangible assets, approved by Bank, plus (f) restructuring costs and transaction fees and expenses related to the Whitney Stock Purchase to the extent paid on or before June 30, 2011 in an amount not to exceed $5,000,000.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period minus the portion of taxes based on income actually paid in cash during such period minus Consolidated Capital Expenditures for USAPN and its Subsidiaries to (b) Consolidated Fixed Charges for USAPN and its Subsidiaries for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) payments made during such period on account of principal of Indebtedness of USAPN and its Subsidiaries (including principal payments in respect of the Term Loan), and (c) cash dividends, distributions, repurchases and redemptions in respect of stock of Administrative Borrower.

“Consolidated Interest Expense” means for any fiscal period, consolidated interest expense (whether cash or non-cash) for USAPN and its Subsidiaries determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of USAPN and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower elects to continue a LIBOR Loan into another Interest Period.

“Control Agreement” is any control agreement in form and substance satisfactory to Bank entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower,

and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which Borrower elects to convert a Prime Rate Loan to a LIBOR Loan or a LIBOR Loan to a Prime Rate Loan.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Term Loan, Letter of Credit, or any other extension of credit by Bank for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300736952, maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Amount” means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.

“Hedging Contracts” is defined in Subsection (g) of the definition of “Permitted Indebtedness”.

“IP Security Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of August 13, 2010.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Initial Audit” is Bank’s initial inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, to be completed within 60 days after the Effective Date

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, as to any Person, all of such Person’s right, title, and interest in and to the following:

(a)        its Copyrights, Trademarks and Patents;

(b)        any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)        any and all source code;

(d)        any and all design rights which may be available to such Person;

(e)        any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)        all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Payment Date” means, with respect to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan and, with respect to Prime Rate Loan, the last day of each quarter (or, if the last day of the quarter does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Loan is converted into a LIBOR Loan to the extent of the amount converted to a LIBOR Loan.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date of such LIBOR Loan, or on the conversion/continuation date on which the LIBOR Loan is converted into or continued as a LIBOR Loan, and ending on the date that is one (1), two (2), three (3), or six (6) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Loan shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Loan.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” means a commercial or standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Loan to be made, continued as or converted into a LIBOR Loan, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Loan.

“LIBOR Loan” means a Loan that bears interest based at the LIBOR Rate.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Loans comprising part of the same Loans, an interest rate per annum (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period, but in no event shall such rate be less than one and a quarter percent (1.25%).

“LIBOR Rate Margin” means, from time to time, the following percentages per annum, based upon the Borrower’s Maximum Funded Debt Ratio, as set forth below:

Maximum Funded Debt Ratio	Applicable Margin for LIBOR Loans

Greater than 1.5:1.00	3.0%

1.00:1.00 through 1.5:1.00	2.5%

Less than 1.00:1.00	2.0%

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan” is an Advance or a Term Loan, as the case may be.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Make-Whole Premium” is an amount equal to 2% of the portion of the outstanding Term Loan being prepaid if the prepayment is made on or before the first anniversary of the Effective Date and 1% of the portion of the outstanding Term Loan being prepaid if the prepayment is made after the first anniversary of the Effective Date but on or before the second anniversary of the Effective Date; provided, however, no premium shall be due if such prepayment is made after the second anniversary of the Effective Date.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Contract” means (a) any contract or other agreement of Borrower and any Subsidiary involving monetary liability of or to any such Person in an amount in excess of $500,000; and (b) any other contract, agreement, permit or license, written or oral, of Borrower and any Subsidiary as to which the breach, nonperformance, cancellation of, failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Borrower’s business.

“Material Indebtedness” is any Indebtedness the principal amount of which, individually or in the aggregate, is equal to or greater than $500,000.

“Maximum Funded Debt Ratio” is defined in Section 6.7(a).

“Net Income” means for any fiscal period, as calculated on a consolidated basis for USAPN and its Subsidiaries, the consolidated net profit (or loss), after provision for taxes, of USAPN and its Subsidiaries for such period taken as a single accounting period, as determined in accordance with GAAP.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.2(a), substantially in the form of Exhibit C, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.6, substantially in the form of Exhibit D, with appropriate insertions.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Parent” is defined in Section 3.8(b).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” are:

(a)        conversions of convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof;

(b)        purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements, employee stock option, restricted stock option or stock option plans, or other similar agreements in an aggregate amount not to exceed $500,000 in any fiscal year provided that at the time of such purchase no Event of Default has occurred and is continuing;

(c)        distributions or dividends consisting solely of Borrower’s capital stock;

(d)        purchases for value of any rights distributed in connection with any stockholder rights plan;

(e)        purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(f)        purchases of capital stock pledged as collateral for loans to employees;

(g)        purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(h)        purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations;

(i)        distributions or dividends by any Subsidiary to Borrower or in the case of Subsidiaries that are not wholly owned by Borrower or such other Subsidiary, dividends or distributions by such Subsidiaries to each equity owner thereof on a pro rata basis (or on a more favorable basis to Borrower or such other Subsidiary); and

(j) other distributions, dividends or purchases of Borrower’s capital stock in cash, provided that the aggregate amount of such distributions, dividends, or purchases made pursuant to this clause (j) during the period commencing on the Effective Date and ending on the date of determination, when combined with purchases of Subordinated Debt during such period, shall not exceed $250,000, and no Event of Default exists or could result from such other distribution, dividend, or purchase.

“Permitted Indebtedness” is:

(a)        Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)        Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)        Subordinated Debt;

(d)        unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(e)        guaranties of Permitted Indebtedness;

(f)        Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)        Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to protect Borrower or its Subsidiaries against fluctuations in interest rates, currency exchange rates, or commodity prices (collectively, “Hedging Contracts”);

(h)        Indebtedness between Borrower and any of its Subsidiaries or among any of Borrower’s Subsidiaries that is permitted in clause (d) of Permitted Investments;

(i)        Indebtedness with respect to documentary letters of credit in an aggregate amount not to exceed $500,000;

(j)        capitalized leases and purchase money Indebtedness not to exceed $1,000,000 in the aggregate in any fiscal year secured by Liens permitted under clause (c) of the definition of “Permitted Liens”;

(k)        Indebtedness of entities acquired in any permitted merger or acquisition transaction;

(l)        the Guarantee of USAPN to the Whitney Sellers dated as of August 2, 2010 to guaranty the obligations of Go Fido under the Whitney Stock Purchase Agreement;

(m)        Indebtedness of Borrower or any of its Subsidiaries in the aggregate not in excess of $500,000 in the aggregate arising from agreements providing for indemnification, adjustment to purchase price, escrows, earn-outs or similar obligations, or guaranties or letters of credit, surety bonds or performance bonds securing Borrower or any such Subsidiary’s performance pursuant to such agreements, in connection with Transfers not prohibited by Section 7.1 or acquisitions not prohibited by Section 7.3 (including the Whitney Stock Purchase);

(n)        Indebtedness owed to Bank of America N.A. or its affiliates in connection with a vendor purchasing card program in an aggregate amount not to exceed $1,500,000 at any one time outstanding;

(o)        Indebtedness of Borrower not in excess of $1,200,000 arising from an agreement providing for a surety bond securing potential payment of legal fees and expenses pending appeal of summary judgment against Borrower with respect to the Parts Geek litigation described in the Perfection Certificate;

(p)        other Indebtedness, if, on the date of incurring any Indebtedness pursuant to this clause (p), the outstanding aggregate amount of all Indebtedness incurred pursuant to this clause (p) does not exceed $100,000; and

(q)        extensions, renewals and refinancings of Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder.

“Permitted Investments” are:

(a)        Investments (including, without limitation, Subsidiaries) existing on the Effective Date;

(b)        Cash and Cash Equivalents;

(c)        Investments approved by Borrower’s Board of Directors or otherwise pursuant to a Board-approved investment policy;

(d)        (i) Investments by a Borrower in another Borrower; (ii) Investments by a Borrower in a Guarantor; (iii) Investments by a Guarantor in a Borrower or another Guarantor; (iv) Investments by a Subsidiary that is not a Borrower or a Guarantor in Borrower or another Subsidiary; (v) Investments by Borrower or a Guarantor in any Subsidiary that is not a Borrower or a Guarantor for operating and payroll expenses in the ordinary course of business in an aggregate amount not to exceed $1,500,000 per month;

(e)        Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(f)        Investments accepted in connection with Transfers permitted by Section 7.1;

(g)        Investments consisting of Collateral Accounts in the name of Borrower or any Subsidiary so long as Bank has a first priority, perfected security interest in such Collateral Accounts which are in the name of any Borrower or Guarantor except as provided in Sections 3.3(b), 3.3(f) and 4.2(i);

(h)        Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable in the ordinary course of business arising from the sale or lease of goods, provision of services or licensing activities of Borrower;

(i)        Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors on commercially reasonable terms;

(j)        Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;

(k)        Investments acquired as a result of a foreclosure with respect to any secured Investment;

(l)        Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(m)        Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

(n)        Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of in an aggregate amount outstanding at any time not to exceed $250,000;

(o)        Investments permitted by Section 7.3;

(p)        Investments in newly formed Subsidiaries after the Effective Date, subject to compliance with Section 6.13 and clause (d) of this definition of “Permitted Investments”;

(q)        Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (q) shall not apply to Investments by Borrower in any Subsidiary that is not a Borrower or a Guarantor;

(r)        joint ventures, corporate collaborations or strategic alliances in the ordinary course of Borrower’s business consisting of the exclusive or non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments (net of return) by Borrower do not exceed $500,000 in the aggregate;

(s)        Investments constituting accounts receivable arising in the ordinary course of business, trade debt granted in the ordinary course of business or deposits made in connection with the purchase price of goods or services in the ordinary course of business; and

(t)        other Investments not otherwise permitted by Section 7.7 not exceeding $500,000 in the aggregate outstanding at any time.

“Permitted Liens” are:

(a)        (i) Liens securing Indebtedness under clause (b) of the definition of “Permitted Indebtedness” hereunder, and (ii) Liens arising under this Agreement and the other Loan Documents

(b)        Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)        Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) other than Accounts, or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired other than Accounts, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof); provided, that any such Liens on Inventory described in the foregoing subsections (i) and (ii) shall not secure Indebtedness in excess of $50,000 at any given time;

(d)        Liens of carriers, warehousemen, materialmen, mechanics, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; provided, that any such Liens on Inventory shall only secure liabilities in an aggregate amount not to exceed $50,000 at any given time;

(e)        Landlord liens arising by operation of law;

(f)        Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(g)        leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)        non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(i)        Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(j)        Liens consisting of pledges of cash, cash equivalents or government securities to secure swap or foreign exchange contracts or letters of credit, provided that the amount of all such Liens does not exceed $500,000;

(k)        Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(l)        (i) the Whitney Easement and (ii) other easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary course of the business of Borrower;

(m)        deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(n)        Liens existing on the Effective Date and shown on the Perfection Certificate;

(o)        Liens in favor of other financial institutions arising in connection with Borrower’s or any of its Subsidiaries’ deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts which are in the name of Borrower or any Guarantor except as provided in Sections 3.3(b), 3.3(f) and 4.2(i);

(p)        deposits to secure the performance of leases incurred in the ordinary course of business and not representing an obligation for borrowed money so long as each such deposit: (1) is made at the commencement of a lease or its renewal when there is no underlying default under such lease, and (2) is in an amount not exceeding Three Hundred Thousand Dollars ($300,000) in the aggregate;

(q)        any option or other agreement to purchase any asset of Borrower or any Subsidiary the Transfer of which is permitted by Section 7.1;

(r)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)        Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry or incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Contracts not in excess of $100,000 in the aggregate;

(t)        Liens in favor of Bank of America N.A. or its affiliates to secure Borrower’s Indebtedness permitted pursuant to clause (n) of the definition of “Permitted Indebtedness”; and

(u)        Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (t), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Philippines Pledge Agreement” means a Pledge Agreement and/or other customary documentation necessary to effect the pledge to Bank of all of the capital stock held by USAPN in the Philippines Subsidiary in form and substance acceptable to Bank.

“Philippines Subsidiary” means U.S. Auto Parts Network Philippines Corp., a corporation organized under and by virtue of the laws of the Philippines.

“Prime Rate” means for any day the prime rate as reported in The Wall Street Journal.

“Prime Rate Loan” means a Loan that bears interest based at the Prime Rate.

“Prime Rate Margin” means, from time to time, the following percentages per annum, based upon the Borrower’s Maximum Funded Debt Ratio, as set forth below:

Maximum Funded Debt Ratio	Applicable Margin for Prime Rate Loans

Greater than 1.5:1.00	2.0%

1.00:1.00 through 1.5:1.00	1.5%

Less than 1.00:1.00	1.0%

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Loans.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other

Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral. A Restricted License does not include a license of Intellectual Property by vendors to Borrower with respect to the display of products on Borrower’s website.

“Revolving Line” is an Advance or Advances in an amount equal to Ten Million Dollars ($10,000,000).

“Revolving Line Maturity Date” is June 30, 2014.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” (a) Indebtedness incurred by Borrower subordinated to Borrower’s Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing, and (b) to the extent the terms of subordination do not change adversely to Bank, refinancings, refundings, renewals, amendments or extensions of the foregoing.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.3 hereof.

“Term Loan Amount” is an amount equal to Twenty Five Million Dollars ($25,000,000).

“Term Loan Maturity Date” is June 30, 2014.

“Term Loan Payment” is defined in Section 2.1.3(b).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(d).

“Whitney Easement” means that certain Transmission Easement by J.C. Whitney & Company in favor of Illinois Power Company, dated as of June 22, 2009, recorded on June 30, 2009 in the LaSalle County Recorder, Ottawa, IL, Record Number 2009-17156.

“Whitney Seller Representative” is defined in the definition of “Whitney Stock Purchase Agreement”.

“Whitney Sellers” is defined in the definition of “Whitney Stock Purchase Agreement”.

“Whitney Stock Purchase” is the purchase by Go Fido of all of the issued and outstanding shares of capital stock of ASAP pursuant to the Whitney Stock Purchase Agreement. Simultaneously therewith, Go Fido’s parent, USAPN, has entered into a guarantee of Go Fido’s obligations under the Whitney Stock Purchase Agreement.

“Whitney Stock Purchase Agreement” is that certain Stock Purchase Agreement by and among ASAP, 2000 Riverside Capital Appreciation Fund, L.P., a Delaware limited partnership (the “Whitney Seller Representative”), the other stockholders of ASAP listed on Exhibit A attached thereto (collectively with the Whitney Seller Representative, the “Whitney Sellers”), and Go Fido.

“Whitney Stock Purchase Documentation” is collectively, the Whitney Stock Purchase Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

U.S. AUTO PARTS NETWORK, INC.

By	/s/ Shane Evangelist
Name:	Shane Evangelist
Title:	Chief Executive Officer

PARTS BIN, INC.

By	/s/ Shane Evangelist
Name:	Shane Evangelist
Title:	President

LOBO MARKETING, INC.

By	/s/ Brian Hafer
Name:	Brian Hafer
Title:	President

AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC.

By	/s/ Aaron E. Coleman
Name:	Aaron E. Coleman
Title:	President

GO FIDO, INC.

By	/s/ Shane Evangelist
Name:	Shane Evangelist
Title:	President

WHITNEY AUTOMOTIVE GROUP, INC.

By	/s/ Aaron E. Coleman
Name:	Aaron E. Coleman
Title:	President

VALUE SOLUTIONS, INC.

By	/s/ Houman Akhavan
Name:	Houman Akhavan
Title:	President

PRIVATE LABEL PARTS, INC.

By	/s/ Charles Fischer
Name:	Charles Fischer
Title:	President

PACIFIC 3PL, INC.

By	/s/ Rick Ellis
Name:	Rick Ellis
Title:	President

AUTOMD, INC.

By	/s/ Shane Evangelist
Name:	Shane Evangelist
Title:	President

LOCAL BODY SHOPS, INC.

By	/s/ David Hernandez
Name:	David Hernandez
Title:	President

BANK:

SILICON VALLEY BANK

By	/s/ Peter Freyer
Name:	Peter Freyer
Title:	Vice President